ARTICLES OF INCORPORATION, AS AMENDED

                                       OF

                                  INNOVEX INC.


                                   ARTICLE I.
                                      Name

         The name of the corporation shall be Innovex Inc.

                                  ARTICLE II.
                               Business Purposes

         The purposes for which this corporation is organized are as follows:

         a.       General business purposes.
                  To do everything necessary, proper, advisable or convenient for the accomplishment of the purposes herein above set forth, and to do all other things incidental thereto or connected therewith, which are not forbidden by the laws under which this corporation is organized, by other laws, or by these Articles of Incorporation.

         b. To carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States, or in any foreign country to the extent that such purposes are forbidden by law, to limit in any certificate for application to do business, the purposes or purpose which the corporation proposes to carry on therein to such as are not forbidden by law thereof.

                                  ARTICLE III.

                                    Duration

         The duration of the corporation shall be perpetual.

                                  ARTICLE IV.
                               Registered Office

         The location and post office address of the registered office of the corporation in the State of Minnesota is 1313 Fifth Street S., Hopkins, Minnesota 55343.

                                   ARTICLE V.
                           Powers of the Corporation

         This corporation shall have all the powers granted to private corporations organized for profit by said Minnesota Business Corporation Act, and in furtherance and not in limitation of the powers conferred by the laws of the State of Minnesota upon corporations organized for the foregoing purposes, the corporation shall have the power:

         a. To acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United States of America, or of any domestic or foreign corporation, and while the holder of such shares to exercise all the privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do, by the president of this corporation or by proxy appointed to him, unless some other person, by resolution of the Board of Directors, shall be appointed to vote such shares.

         b. To purchase or otherwise acquire on such terms and in such manner as the Bylaws of this corporation from time to time provide, and to own all shares of the capital stock of this corporation, and to reissue the same from time to time.

         c. When and as authorized by the vote of the holders of not less than a majority of the shares entitled to vote, at a shareholders' meeting called for that purpose, or when authorized upon the written consent of the holders of a majority of such shares, to sell, lease, exchange or otherwise dispose of all, or substantially all of its property and assets including its goodwill, upon such terms and for such consideration which may be money shares, bonds, or other instruments for the payment of money or other property as the Board of Directors deems expedient or advisable.

         d. To acquire, hold, lease, encumber, convey or otherwise dispose of, either alone or in conjunction with others, real and personal property within or without the state and to take real and personal property by will or gift.

         e. To acquire, hold, take over as a going concern and thereafter to carry on, mortgage, sell or otherwise dispose of, either alone or in conjunction with others, the rights, property, shares, bonds, securities and other evidences of indebtedness, including commodities and business of any person, entity, partnership, limited partnership, association or corporation heretofore or hereafter engaged in any business, the purpose of which is similar to the purposes set forth in Article II of these Articles of Incorporation.

         f. To enter into any lawful arrangement for sharing profits, union of interests, reciprocal association or cooperative association with any corporation, association, partnership, individual or other legal entity, for the carrying on of any business, the purpose of which is similar to the purposes set forth in Article II of these Articles of Incorporation or limited partnership the purposes of which are similar to such person.

                                  ARTICLE VI.

                           Mergers and Consolidation

         Any agreement for the consolidation or merger with one or more foreign or domestic corporations may be authorized by vote of the holders of a majority of the shares entitled to vote.

                                  ARTICLE VII.
                                 Capital Stock

         Section 1. The aggregate number of shares which this corporation shall have authority to issue is 15,000,000 shares, par value $.04 each, which shall be known as "common stock."

         Section 2. Each of the common shares of this corporation now issued, having a par value of $0.10 per share, shall be equal to and is hereby changed into two and one-half fully paid nonassessable shares of this corporation, having a par value of $0.04 per share, authorized to be issued under the Articles of Incorporation, as hereby amended. Certificates for common shares having a par value of $0.04 per share shall be issued in place and upon surrender of certificates for shares having a par value of $0.10 per share now issued, on the aforesaid basis; provided, however, that upon this amendment to the Articles of Incorporation becoming effective, the holders of said shares now issued shall thereupon cease to be holders of said shares and shall become holders of the herein authorized common shares upon the basis hereinabove specified, whether or not certificates representing said herein authorized common shares are then issued and delivered.

         Section 3. The powers and duties of the shareholders and the Board of Directors with respect to the common shares shall include:

         a. The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property or in shares of the capital stock of the corporation.

         b. The common stock may be allotted as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect of shares then unallotted, any and all of the following: The dividend rate; the redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class, or the number of shares constituting any series of any class. The Board of Directors shall also have the power to fix the terms, provisions and conditions of options to purchase or subscribe for shares of any class or classes, including the price and conversion basis thereof, and to authorize the issuance thereof. The Board of Directors shall also have the power to issue shares of stock of the corporation for cash, services, property, securities or assets of other business enterprises, or otherwise, as it may from time to time deem expedient.

         c. No holder of stock in the corporation shall be entitled to any cumulative voting rights.

         d. No holder of stock of the corporation shall have any preferential, preemptive or other rights of subscription to any shares of any class of stock of the corporation allotted or sold or to be allotted or sold now or hereafter authorized, or to any obligations convertible into the stock of the corporation of the class, or any right of subscription to any part thereof.

                                 ARTICLE VIII.
                                 Stated Capital

         The minimum amount of stated capital with which the corporation will begin business is $1,000.00.

                                  ARTICLE IX.
                        Management and Additional Powers

         Section 1. The management and conduct of the business of the corporation shall be vested in a Board of Directors, which shall consist of such number of directors, not less than the minimum permitted by law, as shall be fixed in the Bylaws, or in the absence of such provision in the Bylaws, as shall be determined by the shareholders at any annual or special meeting thereof. The term of the first Board of Directors, as hereinafter identified, shall extend until the first shareholders' meeting subsequent to incorporation.

         Section 2. Except as otherwise herein provided, the term of office of each director of the corporation shall be for a period of one (1) year, and until his successor is elected and qualified, unless the director is removed as provided by law.

         Section 3. At the first shareholders' meeting of the corporation subsequent to incorporation, director or directors shall be elected to serve until the next annual meeting of shareholders and until a successor or successors are elected and qualified. Thereafter, all directors shall be elected for the full term of one (1) year and until their respective successors are elected and qualified, unless removed is provided by law. If a vacancy in the Board of Directors occurs during the term of any director, a successor director to serve during the unexpired portion of said term may be elected by the remaining directors.

         Section 4. The Board of Directors shall have the authority to accept or reject subscription for capital stock made after incorporation and may grant options to purchase or subscribe for capital stock. The Board of Directors shall from time to time fix and determine the consideration for which the corporation shall issue and sell its capital stock, and also the dividends to be paid by the corporation upon the capital stock. The Board of Directors shall have authority to fix the terms and conditions of rights to convert any securities of this corporation into shares and to authorize the issuance of such conversion rights.

         Section 5. The Board of Directors shall have the authority to issue bonds, debentures or other securities convertible into capital stock or other securities of any class, or bearer warrants nor other evidences of optional rights to purchase and/or subscribe to capital stock or other securities of any class, upon such terms, in such manner, and under such conditions as may be fixed by resolution of the Board prior to the issue thereof.

         Section 6. The Board of Directors shall have the authority to make and alter the Bylaws, subject to the power of the shareholders to change or repeal the Bylaws.

         Section 7. A quorum for any meeting of shareholders to transact business of this corporation except as otherwise specifically provided herein or by law shall be the presence in person or by proxy of the holders of a majority of the shares of common stock of the corporation outstanding and of record on the record date set for such meeting.

         Section 8. No contract or other transaction between the corporation and any person, firm, association or corporation, and no other act of this corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the corporation are, directly or indirectly, pecuniarily or otherwise interested in such contract, transaction or other act or related to or interested in such person, firm, association or corporation, as director, stockholder, officer, employee, member or otherwise. Any director of the corporation, individually, or any firm or association of which any director may be a member may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the corporation, provided that the fact that he individually or such firm or association is to interested shall be disclose or known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors, or of any committee of directors having the powers of the full Board, at which action upon any such contract, transaction or other act is taken, and if such fact shall be so disclosed or known, any director of this corporation so related or otherwise interested may be counted in determining the presence of a quorum at any meeting of the Board of Directors of such committee at which action upon any such contract, transaction or act shall be taken and may vote thereat with respect to such action with like force and effect as if he were not so related or interested. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation.

         Section 9. Officers and directors of this corporation may hold positions as officers and directors of any other corporations in related businesses, and their efforts to advance such corporations will not constitute a breach of fiduciary loyalty to this corporation in the absence of a showing of bad faith.

                                   ARTICLE X.
                                   Directors

         The first Board of Directors shall be comprised of three (3) persons whose names and addresses are as follows:

                           Thomas W. Haley
                           405 Third Avenue Southeast
                           Pipestone, Minnesota

                           Michael C. Slagel
                           900 Crescent Drive
                           Clayton, Missouri

                           Dale R. Wikman
                           5127 Skyline Drive
                           Minneapolis, Minnesota


                                  ARTICLE XI.
                                 Incorporators

         The names and addresses of the incorporators are as follows:

                           R. J. FitzGerald
                           860 Northwestern Bank Building
                           Minneapolis, MN  55402


                                  ARTICLE XII.
                                   Amendment

         Any provisions contained in these Articles of Incorporation may be amended solely by the affirmative vote of the holders of a majority of the stock entitled to vote.

                                 ARTICLE XIII.
                                Indemnification

         Section 1. No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 302A.559 or 80A.23 of Minnesota Statutes;
(iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

         Section 2. The provisions of this Article XIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this
Article XIII.

         Section 3. If Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.